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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Xircom Repurchases 514,314 Shares From Intel Warrant Exercise
Intel Maintains Original 2.5 Million Share Investment in Xircom

THOUSAND OAKS, Calif., February 18, 1999 -- Xircom, Inc. (Nasdaq: XIRC) today announced that Intel Corporation exercised its warrant to purchase additional shares of Xircom common stock under a February 1997 agreement which was part of Intel's initial investment in Xircom. Under the terms of the warrant agreement, Intel elected to receive 514,314 shares at no additional cost in lieu of
purchasing 1,509,903 shares at an exercise price of $27.01.   Concurrent with
the exercise of the Intel warrant, Xircom repurchased all 514,314 shares of common stock issued to Intel for a total price of $19.8 million, or $38.45 per share. Independent of the warrant exercise, Intel holds approximately 2.5 million shares of Xircom common stock acquired as part of its original investment in February 1997.

     "The relationship has been very successful to date in terms of technology transfer, joint development and joint sales and marketing," said Mark Christensen, Vice President and General Manager of the Network Communications Group at Intel Corporation. "We look forward to continuing to maximize our technology and OEM relationship with Xircom in the future."

     "Our stated goal when we initiated the relationship with Intel was to create a business relationship which benefited both parties," said Dirk Gates, chairman, president and CEO of Xircom Inc. "We have achieved this goal and continue to expand our relationship. We are pleased to see that Intel is in a position to share in the financial upside that our success has created."
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Xircom - A Decade of Focus, Innovation and Leadership in Mobile Communications

Xircom, Inc., founded in 1988, is the world's leading manufacturer and OEM supplier of mobile communications solutions, including Integrated PC Card and PC Card products, which connect portable computer users to corporate networks, the Internet and other online resources. The Company's products are sold and supported in over 100 countries through a global network of distributors, integrators and resellers. Xircom, headquartered in Thousand Oaks, Calif., with regional headquarter offices in Antwerp, Belgium, Tokyo, Japan and Singapore, has 1,100 employees worldwide and trailing four-quarter revenue of $320 million. More information about Xircom and Xircom products may be found at www.xircom.com.
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US Sales: (800) 438-4526    Telephone: (805) 376-9300     Fax: (805) 376-9311

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For more information contact:

Kristi Cushing                                           Craig Rexroad
Xircom Investor Relations                                P/E
(805) 376-9300                                           (310) 275-8784
kcushing@xircom.com                                      crexroad@pecomm.com
http://www.xircom.com

Xircom is a registered trademark of Xircom, Inc. Other company or product names have been used for identification purposes only and may be trademarks of their respective companies.


Notice to Readers. This news release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ materially and include, but are not limited to, future technology and OEM developments. Other additional risks are described in the company's SEC reports on Form 10-K for the fiscal year ended September 30, 1998, as well as the report on Form 10-Q for the quarter ended December 31, 1998. Investor information may be found on Xircom's web site at www.xircom.com or on the SEC's EDGAR electronic filing database.